REPORT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Investors and Board of Trustees of

Quantitative Master Series Trust:

In planning and performing our audits of the financial statements of Quantitative Master Series Trust (the “Trust”) comprising Master Aggregate Bond Index Series, Master Extended Market Index Series, Master Enhanced International Series, Master Enhanced S&P 500 Series, Master Enhanced Small Cap Series, Master International Index Series, Master Mid Cap Index Series, Master S&P 500 Index Series and Master Small Cap Index Series for the year ended December 31, 2004, (on which we have issued our reports dated as detailed below), we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, and not to provide assurance on the Trust’s internal control.

Fund

Report Date

Master Aggregate Bond Index Series

February 23, 2005

Master Extended Market Index Series

February 18, 2005

Master Enhanced International Series

February 25, 2005

Master Enhanced S&P 500 Series

February 25, 2005

Master Enhanced Small Cap Series

February 25, 2005

Master International Index Series

February 23, 2005

Master Mid-Cap Index Series

February 23, 2005

Master S&P 500 Index Series

February 23, 2005

Master Small Cap Index Series

February 23, 2005

The management of the Trust is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity’s objective of preparing financial statements for external purposes that are fairly presented in conformity with U.S. generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use or disposition.

Because of inherent limitations in any internal control, misstatements due to error or fraud may occur and not be detected. Also, projections of any evaluation of internal control to future periods are subject to the risk that the internal control may become inadequate because of changes in conditions or that the degree of compliance with policies or procedures may deteriorate.

Our considerations of the Trust’s internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards of the Public Company Accounting Oversight Board (United States). A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements due to error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected with a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving the Trust’s internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of December 31, 2004.

This report is intended solely for the information and use of management, the Investors and Board of Trustees of Quantitative Master Series Trust, and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

/s/ Deloitte & Touche LLP

Princeton, New Jersey

February 25, 2005